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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Registration Statement on Form S-1 of our report dated April 8, 2013 (November 21, 2013 as to Note 7) relating to the financial statements of Fantex, Inc. (a development-stage entity) as of December 31, 2012 and for the period from September 14, 2012 (inception) to December 31, 2012 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to Fantex, Inc. being in the development stage) appearing in the Prospectus, which is part of this Registration Statement.

        We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP
San Francisco, CA
November 21, 2013

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM